Exhibit 99.2

FOR IMMEDIATE RELEASE

Source Interlink Announces Fiscal 2008 First Quarter Results

Provides Update on Enthusiast Media Acquisition

BONITA SPRINGS, FL, June 11, 2007 – Source Interlink Companies, Inc. (Nasdaq: SORC), a leading provider of home entertainment products and marketing services, today announced financial results for the fiscal 2008 first quarter ending April 30, 2007.

	GAAP Results ($ millions)			Adjusted Results* ($ millions)
	1Q08	1Q07	Percent Change	1Q08	1Q07	Percent Change
Revenue	$475.4	$447.9	6%	$475.4	$447.9	6%
Magazine Fulfillment	233.9	$195.0	20%	233.9	$195.0	20%
CD/DVD Fulfillment	230.8	240.7	-4%	230.8	240.7	-4%
In-Store Services	$10.7	$12.2	-12%	$10.7	$12.2	-12%
Operating Income	8.8	6.6	33%	12.2	10.4	17%
Income from continuing operations	3.2	$2.9	10%	5.2	$4.9	6%
EPS	0.06	$0.05	20%	0.10	$0.09	11%

* Please see “Financial Highlights” section of this press release for definition and reconciliation of non-GAAP financial measures.

Michael R. Duckworth, Chairman of Source Interlink, commented, “We continue to perform favorably against the backdrop of challenging markets at retail for music and at the newsstand for magazines, posting solid revenue and adjusted EBITDA growth. We are expanding our market share and enhancing our retailer relationships, while moving aggressively to improve the cost structure of our company.

“In addition, our acquisition of the Enthusiast Media Group of Primedia is a major step in building upon the merchandising and distribution platform we have built over the last several years.  This transaction is a great strategic fit for Source and is the next logical step in our evolution. Enthusiast Media is a well-run company that provides a conservative and attractive entry point into content ownership.  This acquisition diversifies our revenue stream, adds stable cash flow, provides for higher profit margins, and opens an avenue to participate in the ongoing consolidation of the publishing industry.  With the addition of Enthusiast Media, we have established a clear vision and strategy to participate in a revolution in content delivery.”

Enthusiast Media Acquisition

On May 14, 2007, the Company announced that it signed a definitive stock purchase agreement to acquire Primedia Inc.’s Enthusiast Media division (EM) for approximately $1.2 billion. The Company expects to fund this transaction by issuing approximately $1.3 billion in debt. This transaction combines EM’s industry-leading magazine content portfolio, including 76 magazines, 90 related websites as well as branded products, events and TV programs, with Source Interlink’s premier magazine distribution and merchandising platform.  The transaction creates a leading vertically integrated media, publishing, merchandising and distribution company that is positioned to build value by

addressing inefficiencies in the media distribution value chain.   Source has identified approximately $22 million in synergies associated with the transaction, $18 million of which are achievable in the first year following closing.  Source expects the acquisition to be accretive to adjusted net income from continuing operations on an annualized basis within the first twelve months and is targeting closing within the fiscal second quarter ending July 31, 2007.

Financial Highlights

In the first quarter of fiscal year 2008, the Company revised its methodology for allocating certain costs that were previously charged to the Shared Services segment and now are charged directly to the operating segments to correspond with a change in management’s view regarding segment profitability under our current management structure. The Company now reports results using the revised methodology. The reconciliation table below shows fiscal year 2007 EBITDA by quarter and full year as reported compared to adjusted EBITDA for the same periods based on the revised methodology, after adjusting for the sale of the Wood Manufacturing business:

	Q1’07	Q2’07	Q3’07	Q4’07	FY2007

As Reported:
Magazine Distribution	$5,622	$6,796	$7,368	$7,729	$27,515
CD and DVD Distribution	10,636	10,587	13,675	19,117	54,015
In-Store Services	3,884	5,024	5,193	1,908	16,009
Shared Services	(5,768)	(5,768)	(5,529)	(6,255)	(23,320)

Consolidated (1)	$14,374	$16,639	$20,707	$22,499	$74,219

Adjustments:
Discontinued Operation - In-Store	$(836)	$(1,501)	$(957)	$609	$(2,685)

Consolidated - Continuing Operations	$13,538	$15,138	$19,750	$23,108	$71,534

Additional Allocations:
Magazine Distribution	$(1,742)	$(1,040)	$(1,301)	$(1,708)	$(5,791)
CD and DVD Distribution	$153	$1	$(62)	$(92)	$—
In-Store Services	$34	$(215)	$(176)	$(328)	$(685)
Shared Services	$1,555	$1,254	$1,539	$2,128	$6,476
	—	—	—	—	—
As Adjusted:
Magazine Distribution	$3,880	$5,756	$6,067	$6,021	$21,724
CD and DVD Distribution	10,789	10,588	13,613	19,025	54,015
In-Store Services	3,082	3,308	4,060	2,189	12,639
Shared Services	(4,213)	(4,514)	(3,990)	(4,127)	(16,844)

Consolidated	$13,538	$15,138	$19,750	$23,108	$71,534

 (1) For the reconciliation of fiscal 2007 adjusted EBITDA to fiscal year 2007 GAAP operating income see http://www.sourceinterlink.com/IR_SupplementalFinancials.aspx

Adjusted income from continuing operations for the fiscal 2008 first quarter totaled $5.2 million, or $0.10 per diluted share. GAAP revenue totaled $475.4 million. Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter totaled $16.1 million, which was a $2.6 million or 19.0% increase over the same period last year. Adjusted operating income for the first quarter totaled $12.2 million, an increase of 17.3% or $1.8 million over the prior year quarter.

GAAP income from continuing operations for the fiscal 2008 first quarter totaled $3.2 million, or $0.06 per diluted share, compared to fiscal 2007 first quarter income from continuing operations of $2.9 million, or $0.05 per diluted share.

The Company uses both generally accepted accounting principles (GAAP), and non-GAAP or adjusted financial measures to evaluate and report the results of its business. A reconciliation of the non-GAAP financial measures to the comparable GAAP financial measure is available on the company’s home page at www.sourceinterlink.com by selecting “Reconciliation of Non-GAAP Financial Measures.”

The Company provides non-GAAP or adjusted financial information in order to provide meaningful supplemental information regarding its operational performance and to enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. The Company believes that investors benefit from seeing its results “through the eyes” of management in addition to the GAAP presentation. Management measures segment and enterprise performance using measures such as those disclosed in this release. This information facilitates management’s internal comparisons to the Company’s historical operating results.

Non-GAAP or adjusted information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with, or an alternative for, GAAP in the United States. It excludes items, such as amortization of acquired intangible assets, charges incurred to consolidate and integrate distribution facilities of recently acquired businesses and non-cash stock-based compensation that may have a material effect on the Company’s net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that its GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the Company. The non-GAAP or adjusted information provided by the Company may be different from the non-GAAP or adjusted information provided by other companies.

GAAP earnings per share in the fiscal 2007 first quarter were calculated on 53.2 million diluted shares outstanding, compared with 52.6 million diluted shares outstanding in fiscal 2008 first quarter.

See table below for reconciliation of GAAP financial results to pro-forma amounts:

Q1 2008

	Operating Income					Income from
	CD and DVD	Magazine	In-Store	Shared		Continuing
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$6,592	$4,597	$2,097	$(4,474)	$8,812	$3,214
Adjustments:
Amortization of acquired intangibles	1,878	1,284	—	—	3,162	1,897
Stock compensation expense	—	—	—	179	179	107

Adjusted	$8,470	$5,881	$2,097	$(4,295)	$12,153	$5,219

	CD and DVD	Magazine	In-Store	Shared
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$8,470	$5,881	$2,097	$(4,295)	$12,153
Depreciation and other amortization	2,157	966	191	577	3,891
Other income	—	180	(135)	27	72

Adjusted EBITDA	$10,627	$7,027	$2,153	$(3,691)	$16,116

Q1 2007

	Operating Income					Income from
	CD and DVD	Magazine	In-Store	Shared		Continuing
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$7,179	$3,906	$2,801	$(7,252)	$6,634	$2,862
Adjustments:
Amortization of acquired intangibles	1,878	911	—	—	2,789	1,673
Impairment charge	—	—	—	529	529	317
Allocation changes	153	(1,742)	34	1,555	—	—
Stock compensation expense	—	—	—	400	400	240
Difference in GAAP and adjusted tax rate	—	—	—	—	—	(191)

Adjusted	$9,210	$3,075	$2,835	$(4,768)	$10,352	$4,902

	CD and DVD	Magazine	In-Store	Shared
(in thousands)	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$9,210	$3,075	$2,835	$(4,768)	$10,352
Depreciation and other amortization	1,579	740	300	549	3,168
Other income	—	65	(53)	6	18

Adjusted EBITDA	$10,789	$3,880	$3,082	$(4,213)	$13,538

Segment Results

CD and DVD Fulfillment Segment – The CD and DVD Fulfillment segment reported GAAP revenue of $230.8 million, gross margin of 17.3% and adjusted operating income of $8.5 million for the first quarter. Net revenue for the fiscal 2008 first quarter decreased 4.1% compared to $240.7 million in the fiscal 2007 first quarter due to softer CD sales. Sales of DVDs increased 18%, well ahead of industry levels, and comprised 53% of segment revenues for the quarter. CDs declined to 47% of segment revenues, though sales fared slightly better than the industry in an overall weak environment. Adjusted operating income decreased 8.0% to $8.5 million. Adjusted operating margins decreased from 3.8% in the prior year first quarter to 3.7% in the current year period. The decrease in operating income and margin was due primarily to an increase in depreciation expense of $0.6 million. Gross profit margins for the first quarter increased to 17.3% from 17.1%.

Magazine Fulfillment Segment – The Company’s Magazine Fulfillment segment, which includes the distribution service areas in Southern California and Washington D.C./Baltimore acquired as of March 30, 2006, reported GAAP revenue of $233.9 million compared with $195.0 million in the prior year first quarter, an increase of approximately 20.0%. GAAP gross profit margins increased from 22.0% in the prior year period to 23.5% in the current period. Revenue and gross profit were positively impacted by the Southern California and Washington D.C./Baltimore acquisitions, but offset somewhat by overall sales declines at retail. Adjusted operating income increased 91.3% to $5.9 million in the fiscal 2008 first quarter due to gross margin improvement on increased sales as well as cost reduction initiatives implemented at acquired properties.

In-Store Services Segment – The In-Store Services segment recorded GAAP revenue of $10.7 million in the fiscal 2008 first quarter, compared with $12.2 million in the year-ago quarter, primarily due to the timing of payments received on claims filed. Adjusted operating income for the fiscal 2008 first quarter was $2.4 million compared to $2.8 million in the prior year period. Adjusted operating margins decreased to 22.4% from 23.2%.

Shared Services Segment – The Shared Services segment consists of corporate and shared overhead functions associated with the individual operating segments. Shared Services reported an adjusted operating loss in the fiscal 2008 first quarter of $4.6 million, compared with $4.8 million in the prior year period. Shared services expenditures as a percentage of GAAP revenue remained consistent at approximately 1%.

Recent Business Highlights

•                  Alliance Entertainment was named 2007 Wholesaler of the Year-Large Division by the National Association of Recording Merchandisers (NARM). The award was presented at InSights & Sounds ‘07, NARM’s 49 Annual Convention held May 2, 2007 in Chicago. The award marks the third consecutive year in which Alliance has been named Wholesaler of the Year-Large Division.

•                  On May 7, 2007, Source Interlink announced that it was selected as the exclusive nationwide magazine distributor for Borders, Inc. and Walden Book Company, Inc., subsidiaries of Borders Group, Inc., (NYSE: BGP).

Fiscal 2008 First Quarter Conference Call

Source Interlink Companies, Inc. will host a teleconference to discuss its fiscal 2008 first quarter on Monday, June 11, 2007 at 4:30 p.m. Eastern Daylight Time. To access the teleconference, please dial 800-683-1525 (U.S. callers) and 973-872-3197 (Int’l callers) ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s Web site at www.sourceinterlink.com. A slide presentation that corresponds with management’s first quarter report has been posted on the Company’s homepage. The slide presentation may be downloaded by using the link provided on the website and is also available on the webcast. A replay of the conference call will be available through Monday, June 18, 2007. It can be accessed by dialing
877-519-4471 (U.S.

callers) or 973-341-3080 (Int’l callers), passcode: 8847393. The webcast will also be archived on www.sourceinterlink.com for 30 days.

About Source Interlink Companies, Inc.

Source Interlink Companies is a leading marketing, merchandising and fulfillment company of entertainment products, including DVDs, music CDs, magazines, books and related items. The Company’s fully integrated businesses include:

•                  Distribution and fulfillment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet

•                  Import and export of periodicals sold in more than 100 markets worldwide

•                  Coordination of product selection and placement of impulse items sold at checkout counters

•                  Processing and collection of rebate claims as well as management of sales data obtained at the point-of-purchase

•                  Design, manufacture and installation of wire fixtures and displays in major retail chains

•                  Licensing of children’s and family-friendly home entertainment products

Source Interlink serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise. For more information, please visit the Company’s website at http://www.sourceinterlink.com.

This press release contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products; (ii) our ability to realize additional operating efficiencies, cost savings and other benefits from recent acquisitions, (iii) an evolving market for entertainment media, (iv) the ability to obtain product in sufficient quantities; (v) adverse changes in general economic or market conditions; (v) the ability to attract and retain employees; (vi) intense competition in the marketplace and (vii) other events and other important factors disclosed previously and from time to time in Source Interlink’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 25, 2007.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

Contacts:
Investors:		Media:
Dean Heine	Jeff Majtyka,	Nancy Zakhary
Investor Relations	Dianne Pascarella	Brainerd Communicators
Source Interlink Companies, Inc.	Brainerd Communicators	212-986-6667
239-949-4450	212-986-6667	nancy@braincomm.com
dheine@sourceinterlink.com	majtyka@braincomm.com

Tables follow:

Source Interlink Companies, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

Quarter ended April 30 31,	2007	2006
Revenues	$475,405	$447,894
Costs of revenues	375,911	358,924
Gross profit	99,494	88,970
Selling, general and administrative expense	58,091	54,068
Fulfillment freight	25,755	21,935
Depreciation and amortization	6,836	5,804
Impairment of land & building held for sale		529
Operating (loss) income	8,812	6,634
Other income (expense)

Interest expense, net	(3,526)	(2,199)
Other	71	19
Total other income (expense)	(3,455)	(2,180)
(Loss) income from continuing operations before income taxes	5,357	4,454
Income tax (benefit) expense	2,143	1,592
(Loss) income from continuing operations	3,214	2,862
Loss from discontinued operation, net of tax	(1,386)	397
Net (loss) income	$1,828	$3,259
Earnings per share – diluted
Continuing operations	$0.06	$0.05
Discontinued operations	(0.03)	0.01
Total	0.03	0.06

Weighted average of shares outstanding – diluted	52,632	53,154

Source Interlink Companies, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	April 30, 2007	Jan. 31, 2006
Cash	$14,514	$—
Trade receivables, net	92,608	102,658

Purchased claim receivable	12,668	16,983
Inventories	257,500	248,941
Income tax receivable	9,316	9,932
Deferred tax asset	29,809	29,531
Other	8,080	5,440
	424,495	413,485
Property, Plant and Equipment, net	64,584	67,915
Goodwill, net	396,330	395,902
Intangibles	115,960	118,971
Other	17,249	13,758
Total Assets	$1,018,618	$1,010,031

Checks issued against future advances on revolving credit facilities	$—	$1,465
Accounts payable and accrued expenses	380,942	371,022
Deferred revenue	2,612	2,630
Current maturities of debt, including capital leases	9,963	8,845
	393,517	383,962
Debt, less current liabilities	144,626	147,603
Deferred tax liability	32,470	32,500
Other	5,233	6,519

Total Liabilities	575,846	570,584

Equity	442,772	439,447
Total Liabilities and Equity	$1,018,618	$1,010,031